Exhibit 23.5

June 21, 2008

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, Pinnacle Energy Services, L.L.C. hereby consents to the use of our information from our reserve audits dated march 14, 2007 for Knight Energy Group, LLC and March 15, 2007 for Hawk Energy Fund I, LP with an as of date of December 31, 2006, based on Constant Prices and Costs in accordance with Securities Exchange Commission Guidelines and included in the Form S-8 of Westside Energy Corp. to be filed with the Securities and Exchange Commission on or about June 24, 2008.

PINNACLE ENERGY SERVICES, L.L.C.

By:	/s/ John Paul Dick
John Paul Dick Petroleum Engineer

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave, Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax: 405-843-4700 www.PinnacleEnergy.com